Exhibit 99.(b)(4)

Amendment 3 to By-Laws

ARTICLE IV

OFFICERS

Section 4.02. Chairman of the Board. The Board of Directors shall elect one of its members to serve as the Chairman of the Board. The Chairman of the Board must not be an “interested person” of the Corporation, as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940. The Chairman of the Board (“Chairman”) shall:

(i) preside at all meetings of the Board of Directors and of the shareholders of the Corporation at which he is present;

(ii) develop board and shareholder meeting agendas in consultation with management of the Corporation (including the investment adviser(s) of the Corporation) and counsel;

(iii) be available for consultation with Committee Chairs in the development of Committee agendas;

(iv) act as primary liaison between the Board of Directors and the investment adviser(s) of the Corporation;

(v) represent the members of the Board of Directors who are not interested persons of the Corporation (“independent directors”) in any issues of interest to the independent directors, including matters requiring communication with the Corporation’s investment advisers(s), independent auditors, counsel or other service providers;

(vi) be available for consultation with the officers and directors of the Corporation, including directors who are interested person of the Corporation, and representatives of the Corporation’s investment adviser(s), independent auditors, counsel and other service providers; and

(vii) perform such other duties and functions as from time to time may be assigned by the Board of Directors.

In performing these duties:

(i) the Chairman, in consultation with other directors, management and counsel, as the Chairman deems appropriate, may determine the general nature and extent of information that should be provided from time to time to the Board of Directors to inform them on developments in the operations, administration and investment activities of the Corporation and on significant regulatory and business matters of which the Chairman is aware and believes to be of importance; provided, however, that this paragraph shall in no way limit the ability of any other director to request that the Board be provided with any information that such director deems appropriate; and

(ii) the Chairman shall not have management or management oversight responsibilities and shall not be deemed to be an officer of the Corporation for any purpose.

Nothing in these by-laws or in the performance of the services that the Chairman provides as Chairman shall be construed to increase or decrease the responsibilities of the Chairman beyond those of a director of the Corporation who is not serving as the Chairman, nor shall these provisions be construed to reduce the duties and responsibilities of the other directors of the Corporation or of management.

Effective September 22, 2004